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EXHIBIT 10.23

    [LETTERHEAD]

July 22, 1998

Xyros Systems, Inc.
Mr. Kenneth Weiss, President
10005 Old Columbia Road, Suite P170
Columbia, MD 21046

Re: Revolving Line of Credit Loan

Dear Ken:

    The Columbia Bank, (the "LENDER"), is pleased to inform you that it has approved the request of Xyros Systems, Inc. (hereinafter the "BORROWER") for a Revolving Line of Credit Loan in the Amount of $75,000—subject to the following terms and conditions:

I. REVOLVING LINE OF CREDIT LOAN

    1. Revolving Line of Credit Loan. The LENDER will lend to the BORROWER, on a revolving line of credit basis, up to but not exceeding the principal sum of $75,000.00 (the "RLOC LOAN").

    2. Interest Rate. The RLOC LOAN shall bear interest at a floating rate equal at all times to two percent (2.0%) in excess of the Prime Rate (hereinafter defined). The term "Prime Rate" means the LENDER's commercial prime rate of interest as established and declared by the LENDER's management from time to time.

    3. Payments. Interest, on the outstanding principal balance, as from time to time advanced, shall be due and payable monthly on the first day of each and every month after the date of closing (the "Closing"). Upon maturity of the Note (whether by acceleration, declaration, extension or otherwise) the principal sum of SEVENTY FIVE THOUSAND DOLLARS ($75,000) (the "Principal Amount"), or so much thereof as shall have been advanced and is outstanding, together with interest on the unpaid principal balance, shall be due and payable.

    4. Maturity Date. THE RLOC LOAN shall mature and be due and payable on demand. If not demanded, the RLOC LOAN shall mature and be due and payable on August 1, 1999.

    5. Prepayment and Termination. The BORROWER may prepay the RLOC LOAN in whole or in part at any time or from time to time without premium or additional interest.

    7. Late Payment Charge. Any payment of interest or of principal and interest not received by the LENDER within fifteen (15) calendar days after its due date shall incur a late payment charge equal to five percent (5%) of the amount of the payment due.

    8. Default Rate. If a default occurs under the RLOC LOAN, and even if payment is not accelerated by the LENDER, the interest rate payable on the RLOC LOAN may be increased by the LENDER by two percent (2%) above the interest rate otherwise in effect, until such default is cured to the satisfaction of the LENDER.

    9. Loan Processing Fee. In consideration for having agreed to make the RLOC LOAN, the LENDER shall receive from the BORROWER a non-refundable loan processing fee of Seven Hundred Fifty Dollars ($750.00), which fee shall be deemed to have been earned by the LENDER upon acceptance of this Letter by the BORROWER, regardless of the amount of the proceeds of the RLOC LOAN ultimately disbursed by the LENDER. The loan processing fee shall be paid upon acceptance of this letter. No portion of the loan processing fee shall be applied to the closing costs or shall be considered a payment toward closing costs.

II. SECURITY

    1. Security Interest. The RLOC LOAN shall be secured by a perfected first priority security interest and assignment in all of the BORROWER'S tangible and intangible assets, including but not limited to, accounts, inventory, receivables, contracts, chattel paper, contract rights, documents, equipment, fixtures, software, and general intangibles. The security interest shall apply to all existing and after acquired property and the proceeds and products of the collateral, and shall secure future advances.

    2. Security Interest. THE RLOC LOAN shall also be secured by, among other things, a second lien indemnity deed of trust on the fee simple interest of Mr. Kenneth Weiss and Ms. Diana Weiss in real property located at 11303 Tooks Way, Columbia MD 21044 and all improvements thereon, whether now or hereafter constructed (the "Property"). The Indemnity Deed of Trust shall also constitute a security agreement pursuant to which the GUARANTOR will grant the LENDER a second lien security interest in any personal property located in, or used in connection with, the property.

    3. Guarantor. The RLOC LOAN shall be guaranteed on a joint and several basis by Mr. Kenneth Weiss, Mr. J. Hal Peterson, and Mr. David Bruggeman (hereinafter collectively the "GUARANTOR"). The guarantee of Ms. Diana Weiss shall be limited to her pledge of collateral.

    4. Confession of Judgment; Waiver of Jury Trial. The applicable documentation for the RLOC LOAN and the Guaranty Agreements of the GUARANTOR shall contain confession of judgment and waiver of trial by jury provisions.

    5. Subordination of Debt. All proceeds that are loaned by the shareholders to the BORROWER shall be subordinated to the Columbia Bank.

III. GENERAL CONDITIONS

    1. Expenses. The BORROWER shall pay all fees, expenses, taxes, costs, and charges incurred in connection with THE RLOC LOAN, or in any way incident to THE RLOC LOAN, including, but not limited to, attorneys' fees and expenses (including fees and expenses of the LENDER's counsel), insurance premiums, and recording costs. The LENDER does not, however, anticipate using outside legal counsel.

    2. Covenants. The Loan Documents shall contain such convenants, including financial covenants and reporting requirements, as the LENDER considers appropriate under the circumstances, including, but not limited to, the following:

    (a) the BORROWER shall submit to the LENDER (i) within ninety (90) days after the close of the BORROWER's fiscal year, annual financial statements and signed copies of corporate tax returns as filed with the Internal Revenue Service; (ii) within ten (10) days after the end of each month, internally prepared financial statements to include accounts receivable and payable aging reports. The GUARANTORS shall complete the LENDER's personal financial statement on an annual basis.

    (b) a default under any other indebtedness of the BORROWER with the LENDER or any other entity shall constitute a default as to THE RLOC LOAN.

    3. Environmental Protection. The BORROWER shall be in full compliance, at all times, with the RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 and COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, and any and all other federal, state or local laws governing hazardous substances, as such laws may be amended from time to time (hereinafter collectively the "Act").

    4. Insurance. Prior to Closing, the BORROWER must provide the LENDER with the following:

    (a) Permanent fire, hazard, and extended coverage insurance for any existing improvements on any pledged property/collateral, in each case with extended coverage, including vandalism and malicious mischief. Such policy must contain an endorsement naming the LENDER as additional insured and loss payee.

    (b) Public liability and property damage insurance policies shall be maintained insuring the BORROWER against loss as a result of personal injury or property damage in such amounts as are commercially reasonable for the Security, but in no case less than One Million Dollars ($1,000,000.00) per person and Two Million Dollars ($2,000,000.00) per occurrence. Such policy must contain an endorsement naming the LENDER as additional insured.

    (c) A Worker's Compensation insurance policy shall be obtained and maintained by the BORROWER in such amount, with an insurance company, and in a form acceptable to and approved by the LENDER.

    (d) Business income insurance shall be maintained by the BORROWER in form, amount, and with a company satisfactory to the LENDER, with coverage that will extend upon renewals for a period of not less than twelve (12) months, and shall be in an amount sufficient to prevent any co-insurance liability or penalty and shall name the LENDER as secured party and as loss payee to the extent of its interest.

    (e) The policies described under subparagraphs (a), (b), (c), and (d) must provide for 30 days prior written notice to the LENDER of any change in, or cancellation of, coverage. The LENDER shall be supplied with copies of such policies and receipts evidencing the payment of premiums due thereon or certificates from the insurance companies issuing the policies describing the policy and coverage and certifying the insurance coverage to be in full force and effect. The policies shall extend coverage at their expiration for a period of not less than twelve (12) months, and be obtained and maintained with an insurance company acceptable to the LENDER, at its sole discretion.

    5. Items to be Delivered and/or Approved as a Condition to Closing. Not less than five (5) days prior to Closing, the BORROWER shall provide to the LENDER, in form and content satisfactory to the LENDER and its counsel in their reasonable discretion, the following:

    (a) Articles of Incorporation, etc. If the BORROWER, or any entity constituting a general partner of the BORROWER is a corporation, the properly recorded charter of articles of incorporation, the bylaws, certificates of good standing and authorization to do business from appropriate governmental authorities, pertinent incumbency and signature certificates, and corporate resolutions and shareholder consents (if required) authorizing this transaction.

    6. Operating Account. The BORROWER shall maintain its operating deposit accounts with the LENDER.

    7. Survival of Terms and Conditions. The terms and conditions of this Commitment Letter shall survive closing; provided, however, that if the terms and conditions of this Commitment Letter shall conflict with any of the terms and conditions of the Loan Documents, the terms and conditions of the Loan Documents shall prevail.

    8. Choice of Law; Waiver of Jury Trial. This Commitment Letter and the LENDER'S obligations hereunder shall be governed by the laws of the State of Maryland. All Loan Documents shall provide that they are governed by the laws of the State of Maryland and shall contain provisions whereby the parties consent to the jurisdiction of the federal and state courts of the State of Maryland with respect to any litigation relating to THE RLOC LOAN. The BORROWER waives the right to have any issues relating to, or arising from, this Commitment Letter tried before a jury.

    9. No Modification. The terms of this Commitment Letter may not be modified other than by a written agreement signed by the LENDER.

    10. Time. Time is of the essence of this Commitment Letter.

    This letter outlines the general terms and conditions of THE RLOC LOAN. Terms are not, however, limited to these outlined in this letter; there may be additional terms and conditions in the Loan Documents.

    If you wish to proceed with the transaction as herein set forth, please sign and return the enclosed copy of this Commitment Letter to my attention, within ten (10) calendar days from the date hereof, or this commitment shall be considered withdrawn and of no further force or effect. If this Commitment Letter is accepted by you within the time provided, closing must be held no later than August 22, 1998, or this Commitment Letter will expire and the LENDER'S obligations hereunder shall terminate. This Commitment Letter may be delivered by telecopier and acceptance by you may be communicated by telecopier.

Very Truly Yours,
THE COLUMBIA BANK
By:	/s/ BRIAN K. ISRAEL Brian K. Israel Vice President

    We accept the terms and conditions on this and the preceding pages.

BORROWER:
Xyros Systems, Inc.

By:	Kenneth Weiss, President	(Seal)
GUARANTORS:
/s/ KENNETH WEISS Kenneth Weiss, as guarantor	/s/ DIANA WEISS Diana Weiss
/s/ J. HAL PETERSON J. Hal Peterson, as guarantor
/s/ DAVID BRUGGEMAN David Bruggeman, as guarantor

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EXHIBIT 10.23